Exhibit 10.7

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of December 8, 2006 by and between Max USA Holdings Ltd. (the “Company”), Stephen Vaccaro (“Executive”) and, as to certain limited provisions hereof, Max Re Capital Ltd. (the “Parent”).

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. Employment. The Company hereby agrees to employ Executive as the Chief Executive Officer of the Company (the “CEO”), and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2. Employment Period. The period of employment of Executive by the Company under this Agreement shall commence on the consummation of the proposed sale of assets between the Company and Vaccaro Insurance Holdings, Inc. (the “Effective Date”) and shall continue until the second anniversary of the Effective Date (the “Initial Term”). This Agreement shall be automatically extended for successive additional one year terms (each a “Renewal Term”), unless either party delivers to the other written notice of non-renewal at least sixty (60) days prior to the end of the Initial Term or any Renewal Term (the Initial Term and any Renewal Terms are hereinafter referred to as the “Employment Period”).

3. Position and Duties. During the Employment Period, Executive shall serve as CEO and shall report directly to the Company's Board of Directors (the “Board”) and the Parent’s Chief Executive Officer. Executive shall have those powers and duties normally associated with the position of CEO of entities comparable to the Company and such other powers and duties as may be prescribed by the Company; provided that, such other powers and duties are consistent with Executive’s position as CEO and do not violate any applicable laws or regulations. Executive shall perform his duties to the best of his abilities and shall devote all of his working time, attention and energies to the performance of his duties for the Company. Each year during the Employment Period, Executive shall attend as a guest one to two meetings of the Board of Directors of the Parent for no additional compensation. If requested by the Parent or the Board, Executive shall also serve as an officer and/or director of any of the Company’s affiliates or subsidiaries for no additional compensation.

4. Place of Performance. The principal place of employment of Executive shall be at the Company’s office in Richmond, Virginia; provided, that, Executive may be required to travel on Company business, including to the Parent’s headquarters in Bermuda, during the Employment Period.

5. Compensation and Related Matters.

(a) Base Salary and Bonus. During the Employment Period, the Company shall pay Executive a base salary at the rate of not less than $500,000 per year (“Base Salary”). Executive’s Base Salary shall be paid in accordance with the Company’s customary payroll practices. Each year during the Employment Period, the Board shall review Executive’s Base Salary for increase (but not decrease), consistent with the compensation practices and guidelines of the Company. If Executive’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. In addition to Base Salary, Executive shall be eligible for an annual bonus (the “Bonus”). With respect to the 2007 calendar year, Executive shall receive a minimum Bonus of $425,000. In addition, Executive shall be eligible to participate in the Max Re Capital Ltd. 2000 Stock Incentive Plan (the “Plan”) beginning with the 2008 calendar year and based on results from the 2007 calendar year. Any Bonus earned during a calendar year shall be paid at such time as the Company customarily pays annual bonuses; provided, that, Executive is still employed as of such date. Except as otherwise provided by the Board, Executive shall not be paid any portion of the Bonus unless he is employed on the date the Company customarily pays annual bonuses.

(b) Expenses. During the Employment Period, the Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(c) Vacation. During the Employment Period, Executive shall be entitled to four (4) weeks of paid vacation per year to be used and accrued in accordance with the Company’s policy as it may be established from time to time. In addition to vacation, Executive shall be entitled to the number of sick days, personal days and national holidays per year that other senior executive officers of the Company with similar tenure are entitled under the Company’s policies.

(d) Employee Benefit Plans. During the Employment Period, Executive shall be entitled to participate in such employee benefit plans and insurance programs offered to other senior executive officers of the Company, in accordance with the eligibility requirements for participation therein.

(i) Stock Options. On the Effective Date, the Parent shall grant Executive a ten (10) year nonqualified stock option (an “Option”) to acquire 300,000 shares of the Parent’s common stock, $1.00 par value per share (“Shares”), under such terms and conditions as provided for under the Plan to be evidenced by, and subject to, a stock option agreement substantially in the form of Exhibit B attached hereto.

(ii) Restricted Stock. On the Effective Date, the Parent shall grant Executive 100,000 Shares of restricted stock (“Restricted Stock”) under such terms and conditions as provided for under the Plan to be evidenced by, and subject to, an award agreement substantially in the form of Exhibit C hereto.

6. Termination. Executive’s employment hereunder may be terminated under the following circumstances:

(a) Death. Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for a period of at least 120 consecutive days or 180 non-consecutive days within any 365-day period, the Company shall have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(c) Cause. The Company shall have the right to terminate Executive’s employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, “Cause” shall mean Executive’s (i) drug or alcohol use which impairs the ability of Executive to perform his duties hereunder; (ii) conviction by a court of competent jurisdiction, or plea of “no contest” or guilty to a felony, or its equivalent under applicable law; (iii) engaging in fraud, embezzlement or any other illegal conduct with respect to the Company and/or the Parent or any of their affiliates (collectively, the “Group”); (iv) willfully violating the Restrictive Covenants set forth in Section 9 of this Agreement; (v) willful failure or refusal to perform his duties hereunder (other than such failure caused by Executive’s Disability or while on vacation) after a written demand for performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has failed or refused to perform his duties; (vi) breach of any material provision of this Agreement or any Group policies related to conduct which is not cured, if curable, within ten (10) days after written notice thereof; (vii) background investigation results uncovering conduct or matters which (A) reveal fraud, misrepresentations, or dishonesty on the part of Executive; (B) would be grounds for termination or non-hiring under applicable law as determined by counsel to the Company, or (C) would constitute “Cause” under clauses (ii) or (iii) of this definition as if such conduct or matters had transpired during the Employment Period and the “Group” was the then present employer of Executive; or (viii) or Vaccaro Insurance Holdings, Inc. shall have materially breached or violated a representation, warrant, covenant or agreement set forth in the purchase agreement between the Company and Vaccaro Insurance Holdings, Inc. The Company shall have the right to suspend Executive with pay in order to investigate any event which it reasonably believes may provide a basis to terminate Executive’s employment for Cause and such action shall not give Executive Good Reason to terminate his employment.

(d) Good Reason. Executive may terminate his employment with the Company for “Good Reason” within thirty (30) days after Executive has knowledge of the occurrence, without Executive’s written consent, of one of the following events that has not been cured, if curable, within thirty (30) days after written notice thereof has been given by Executive to the Company and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. “Good Reason” shall be limited to the following: (i) any material and adverse change to Executive’s duties or authority which is inconsistent with his title and position set forth herein, (ii) a reduction of Executive’s Base Salary, or (iii) a material breach by the Company of any other obligations of the Company under this Agreement.

(e) Without Cause. The Company shall have the right to terminate Executive’s employment hereunder without Cause at any time by providing Executive with a Notice of Termination and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(f) Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination at least sixty (60) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(g) Expiration of the Employment Period. Executive’s employment hereunder shall terminate upon either the Company or Executive providing notice not to renew the Employment Period in the manner contemplated pursuant to Section 2 of this Agreement.

7. Termination Procedure.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive’s employment is terminated pursuant to Section 6(g), the expiration of the Employment Period, and (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within sixty (60) days after the giving of such notice) set forth in such Notice of Termination; provided, that, if applicable, the Notice of Termination shall not be effective until the cure period has expired and such event or events leading to such termination have not yet been cured.

8. Compensation Upon Termination. In the event Executive’s employment is terminated, the Company shall provide Executive with the payments set forth below and shall not be required to provide any other payments or benefits to Executive upon such termination. Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages with respect to the termination of his employment without Cause or for Good Reason and that prior to receiving any such payments under Section 8 and as a material condition thereof, Executive shall, if requested by the Company, sign and agree to be bound by a general release of claims against the Parent, the Company, and its affiliates related to Executive’s employment (and termination of employment) with the Company substantially in the form attached hereto as Exhibit D, subject to such changes as may be required to preserve the intent thereof for changes in applicable law. Upon Executive’s termination of employment for any reason, upon the request of the Board, he shall resign any membership or positions that he then holds with the Company or any of its affiliates or is or was serving at the request of the Parent, Company or any other member of the Group, as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise.

(a) Termination by the Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause under Section 6(e) or by Executive for Good Reason under Section 6(d):

(i) as soon as practicable following such termination, the Company shall pay to Executive: his accrued, but yet unpaid Base Salary earned through the Date of Termination, his accrued, but unpaid Bonus, if any, earned for the year immediately prior to the year in which the Date of Termination occurs and any accrued, but unused vacation pay through the Date of Termination (the “Accrued Obligations”). For purposes of this Section 8(a) only, Accrued Obligations will also include a pro-rata portion of Executive’s Bonus for the year in which termination occurs, as determined in the good faith opinion of the Board; and

(ii) commencing on the Severance Payment Date (as defined below) and provided Executive does not breach Section 9 of this Agreement following his termination in which case all payments under this clause (ii) shall cease, (A) the Company shall continue to pay Executive his Base Salary at the rate in effect on the Date of Termination for a two-year period in twenty-four (24) equal monthly installments; and (B) the Company shall pay Executive’s COBRA premiums for continuation coverage under the Company’s group health plan for the lesser of (a) eighteen (18) months following the Date of Termination; (b) until such time as Executive is no longer eligible for COBRA coverage; or (c) until such time as Executive becomes eligible for comparable benefits from a subsequent employer. For purposes of this Agreement, the “Severance Payment Date” shall mean the first day following the applicable revocation period set forth in the release contemplated in this Section 8; and

(iii) the Company shall reimburse Executive pursuant to Section 5(b) for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iv) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company, including, without limitation, the right to retain any vested equity awards contemplated hereunder in accordance with the terms of any award agreements.

(v) If such termination should occur following a Change in Control, as defined below, in lieu of the Base Salary payments provided in paragraph (ii) above, Executive shall receive a lump sum payment within ten (10) days of the Severance Payment Date equal to two times his then current Base Salary.

For purposes of this Section 8(a)(v), Change in Control shall mean: (i) a sale, assignment, transfer or other disposition of securities in one or more related transactions where (A) the shareholders immediately prior to such transaction cease to beneficially own more than 50% of the total combined voting power of the Parent’s outstanding securities or (B) the Parent ceases to beneficially own, directly or indirectly through one or more of its subsidiaries, more than 50% of the total combined voting power of the outstanding securities of the Company; (ii) a merger, consolidation, reorganization or similar corporate event in which (A) the shareholders immediately prior to such transaction cease to beneficially own more than 50% of the total combined voting power of the Parent’s outstanding securities or more than 50% or more of the total combined voting power of the resultant corporation or entity if the Parent does not survive such transaction or (B) the Parent ceases to beneficially own, directly or indirectly through one or more of its subsidiaries, more than 50% of the total combined voting power of the outstanding securities of the Company or more than 50% or more of the total combined voting power of the resultant corporation or entity if the Company does not survive such transaction; or (iii) the sale, transfer, assignment or other disposition of all or substantially all of the property, assets or business of the Parent or, following the assignment of this Agreement to an operating subsidiary as contemplated by Section 12, such operating subsidiary, to one or more unrelated parties. For purposes of clarify, following an assignment of this Agreement by the Company, any reference to “the Company” in this definition shall be a reference to the assignee in such assignment.

(b) Termination by the Company for Cause; by Executive Without Good Reason: or Expiration of the Employment Period. If Executive’s employment is terminated by the Company for Cause under Section 6(c), by Executive (other than for Good Reason) under Section 6(f), or upon expiration of the Employment Period under Section 6(g):

(i) the Company shall pay Executive, as soon as practicable following the Date of Termination, his accrued, but yet unpaid Base Salary earned through the Date of Termination; and

(ii) the Company shall reimburse Executive pursuant to Section 5(b) for reasonable expenses incurred, but not paid prior to such termination of employment.

(c) Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b) off-set, on a dollar for dollar basis, by any insurance or social security payments made to Executive relating to such disability. In the event Executive’s employment is terminated for Disability pursuant to Section 6(b):

(i) the Company shall pay to Executive as soon as practicable following the Date of Termination the Accrued Obligations; and

(ii) the Company shall reimburse Executive pursuant to Section 5(b) for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company, including, without limitation, the right to retain any vested equity awards contemplated hereunder in accordance with the terms of any award agreements.

(d) Death. If Executive’s employment is terminated by his death:

(i) the Company shall pay in a lump sum to Executive's beneficiary, legal representatives or estate, as the case may be, the Accrued Obligations; and

(ii) the Company shall reimburse Executive’s beneficiary, legal representatives, or estate, as the case may be, pursuant to Section 5(b) for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iii) Executive’s beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Company, including, without limitation, the right to retain any vested equity awards contemplated hereunder in accordance with the terms of any award agreements.

9. Restrictive Covenants.

(a) Acknowledgments. Executive acknowledges that: (i) as a result of Executive’s employment by the Company, Executive has obtained and will obtain Confidential Information (as defined below) including substantial trade secrets; (ii) the Confidential Information has been developed and created by the Group at substantial expense and the Confidential Information constitutes valuable proprietary assets; (iii) the Group will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Employment Period and thereafter, Executive should enter a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iv) the nature of the Group’s business is such that it is conducted throughout the country and that it is not limited to a geographic scope or region within the country; (v) the Group will suffer substantial damage which will be difficult to compute if, during the Employment Period or thereafter, Executive should solicit or interfere with the Group’s employees, clients or customers (collectively, “customers”) or should divulge Confidential Information relating to the business of the Group; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Group; (vii) the Company would not have entered into the agreement to purchase assets from Vaccaro Insurance Holdings, Inc. (the “Transaction”), or hired or continued to employ Executive, nor would Parent have granted the equity awards and other benefits contemplated under this Agreement, unless Executive agreed to be bound by the covenants below; (viii) the covenants described below form a crucial part of the goodwill purchased by the Company in the Transaction; and (ix) the provisions of this Agreement will not preclude Executive from other gainful employment. “Competitive Business” as used in this Agreement shall mean any business which competes, directly or indirectly, with the Company or any of its subsidiaries in the selling or writing of excess and surplus line insurance in the United States. “Confidential Information” as used in this Agreement shall mean any and all confidential and/or proprietary trade secrets, knowledge, data, or information of the Group including, without limitation, any: (A) drawings, inventions, methodologies, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Group, whether or not patentable or registrable under trademark, copyright, patent or similar laws; (B) information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans and strategies, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers, customer history, customer preferences, or distribution arrangements; (C) any information regarding the skills or compensation of employees, suppliers, agents, and/or independent contractors of the Group; (D) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Group; (E) information about the Group’s investment program, trading methodology, or portfolio holdings; or (F) any other information, data or the like that is labeled confidential or described to Executive as confidential.

(b) Confidentiality. In consideration of the Transaction and the benefits provided for in this Agreement, Executive agrees not to, at any time, either during the Employment Period or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement, and to keep in the strictest confidence any Confidential Information, except (i) as may be necessary to the performance of Executive’s duties hereunder, (ii) with the Company’s express written consent, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of Executive’s breach of any of his obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process and in such event, Executive shall cooperate with the Company in attempting to keep such information confidential to the maximum extent possible. Upon the request of the Company, Executive agrees to promptly deliver to the Company the originals and all copies, in whatever medium, of all such Confidential Information.

(c) Non-Compete. Executive acknowledges that as the Company’s CEO, he has access to substantial Confidential Information, including but not limited to information regarding the Company’s clients, customers, goals, strategies, pricing, and trade secrets. Executive further acknowledges that should he become employed by or affiliated with a competitor of the Company, he inevitably would disclose the Company’s Confidential Information in the course of providing services to such competitor. Therefore, in consideration of the Transaction and in light of the substantial compensation and severance payments Executive is eligible to receive under this Agreement, Executive covenants and agrees that during the Employment Period and for a period of two (2) years following the termination of his employment for whatever reason (the “Non-Competition Period”), he will not directly or indirectly provide management, consulting, administrative, advisory, strategic, marketing, sales, or executive services to any Competitive Business, provided that, if Executive’s employment terminates upon expiration of the Employment Period because of the Company’s election not to renew the Employment Period in the manner contemplated pursuant to Section 2 of this Agreement, the Non-Competition Period shall consist of the Employment Period and a period of twelve (12) months following termination.

(d) Non-Solicitation of Employees. In consideration of the Transaction and the benefits provided for in this Agreement, Executive covenants and agrees that during the Employment Period and for a period of two (2) years thereafter, Executive shall not, without the prior written permission of the Company directly or indirectly solicit, employ, retain, or have or cause any other person or entity to solicit, employ, or retain, any person who (i) is employed or is providing services to the Company or any of its subsidiaries at the time of Executive’s termination of employment or (ii) is or was providing services to the Company or any of its subsidiaries within the twelve (12) month period before or after Executive’s termination of employment. During the Employment Period and for a period of two (2) years thereafter, Executive also shall not request or cause any employee of the Group to breach or threaten to breach any terms of said employee’s agreements with the Company or any of its subsidiaries or to terminate such employee’s employment with the Company or any of its subsidiaries.

(e) Non-Solicitation of Clients and Customers. In consideration of the Transaction and the benefits provided for in this Agreement, Executive covenants and agrees that during the Employment Period and for a period of two (2) years thereafter, he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee or consultant, except Executive may be a passive investor in a business so long as his interest therein is less than two percent (2%)), directly or indirectly: (i) solicit work from any person or entity who Executive knows or should know (xx) are current clients or customers of the Company or any of its subsidiaries, (yy) were customers or clients of the Company or any of its subsidiaries during the twelve (12) months preceding Executive’s termination, or (zz) were actively being pursued by the Company or any of its subsidiaries during the last six (6) months of Executive’s employment; (ii) request or cause any clients or customers to cancel or terminate any business relationship with the Company or any of its subsidiaries involving services or activities which were directly or indirectly the responsibility of Executive during his employment; or (iii) pursue any project that Executive knows or should know the Company or any of its subsidiaries are actively pursuing (or were actively pursuing within six (6) months of Executive’s termination).

(f) Post-Employment Property. The parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) related to the business of the Group that Executive, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect, or reduce to practice during the Employment Period, whether or not during regular business hours and created, conceived or prepared on the Group’s premises or otherwise shall be the sole and complete property of the Group. More particularly, and without limiting the foregoing, Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas, and concepts ((i) - (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared on the Group’s premises or otherwise, whether or not during normal business hours, shall perpetually and throughout the world be the exclusive property of the Group, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. Executive further agrees promptly to disclose in writing and deliver to the Company all Intellectual Property Products created during his engagement by the Company, whether or not during normal business hours. Executive agrees that all works of authorship created by Executive during his engagement by the Company shall be works made for hire of which the Group is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by Executive during his engagement by the Company is not a work made for hire, Executive hereby assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the applicable Group entity. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Group all rights in any Intellectual Property Product created by Executive during his engagement by the Company, Executive hereby assigns all right, title and interest therein, in perpetuity and throughout the world, to the Company. Executive agrees to execute, immediately upon the Company’s reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not Executive is engaged by the Company at the time such request is made, in order to permit the Group and/or its respective assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Company shall bear the cost of any such assignments, applications or consequences. Upon termination of Executive’s employment by the Company for any reason whatsoever, and at any earlier time the Company so requests, Executive will immediately deliver to the custody of the person designated by the Company all originals and copies of any documents and other property of the Company in Executive’s possession, under Executive’s control or to which he may have access.

(g) Non-Disparagement. The parties acknowledge and agree that they will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the other party, and in the case of the Group, its officers, directors, partners, executives or agents thereof, in either a professional or personal manner at any time during or following the Employment Period.

(h) Enforcement. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Section 9, the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Group and that money damages will not provide an adequate remedy to the Group. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Accordingly, Executive consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement. In addition, the Company shall have the right to cease making any payments or provide any benefits to Executive under this Agreement in the event he breaches or threatens to breach any of the provisions hereof (and such action shall not be considered a breach under the Agreement).

(i) EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS SECTION 9 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS HE CONSIDERED NECESSARY AND THAT EXECUTIVE UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

10. Resolution of Differences Over Breaches of Agreement. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Section 9 of this Agreement. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim shall be resolved by binding arbitration for resolution in New York, New York in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect, subject to Section 9(h). The power of the Arbitrator shall be limited to interpreting this Agreement as written, and the Arbitrator shall state in writing the reasons for his or her award and the legal and factual conclusions underlying the award. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. Each party shall pay its own expenses, including legal fees, in such dispute and shall split the cost of the arbitrator and the arbitration proceedings.

11. Indemnification. If Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was a director or officer of the Company or any other entity within the Group or is or was serving at the request of the Parent, Company or any other member of the Group as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, Executive shall be indemnified and held harmless by the Company and/or Parent to the fullest extent authorized by the Company’s and/or Parent’s by-laws and/or charter, as the same exists or may hereafter be amended, against all expenses incurred or suffered by Executive in connection therewith, except for willful misconduct or any acts (or omissions) of gross negligence by Executive.

12. Successors: Binding Agreement. The rights and benefits of Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Executive. This Agreement shall be binding upon, and inure to the benefit of, the Company and Parent and their respective successors and assigns, and Executive and his heirs, executors and administrators, and shall be assignable by the Company to the Parent or any of the Parent’s current or future direct and indirect subsidiaries or affiliates, or to any entity acquiring substantially all of the assets of the Company (or its permitted assigns) or the Parent (or its permitted assigns), whether by merger, consolidation, sale of assets or similar transactions. Executive has been advised that the Company expects to assign this Agreement to an operating subsidiary of the Company.

13. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, or via overnight carrier or facsimile, addressed, in the case of Executive, to the last address on file with the Company and if to the Company, to its executive offices or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of Virginia without regard to principles of conflicts of laws. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

15. Amendment. No provision of this Agreement may be amended, modified, or waived unless such amendment or modification has been approved by the Board and the Parent and is agreed to in a writing signed by Executive and a member of the Board (excluding Executive or any other member of the Board who is also an employee of the Company), and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16. Survival. The respective obligations of, and benefits afforded to, Executive and the Company as provided in Sections 8 and 9 of this Agreement shall survive the termination of this Agreement.

17. No Conflict of Interest. During the Employment Period, Executive shall not, directly or indirectly, render service, or undertake any employment or consulting agreement with another entity without the express written consent of the Board.

18. Counterparts. This Agreement may be executed in two or more-counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled as of the date hereof.

20. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

21. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

22. Representation. Executive represents and warrants to the Company, and Executive acknowledges that the Company has relied on such representations and warranties in employing Executive, that neither Executive’s duties as an employee of the Company nor his performance of this Agreement will breach any other agreement to which Executive is a party, including without limitation, any agreement limiting the use or disclosure of any information acquired by Executive prior to his employment by the Company. In the course of performing Executive’s work for the Company, Executive will not disclose or make use of any information, documents or materials that Executive is under any obligation to any other party to maintain in confidence. In addition, Executive represents and warrants and acknowledges that the Company has relied on such representations and warranties in employing Executive, that he has not entered into, and will not enter into, any agreement, either oral or written, in conflict herewith. If it is determined that Executive is in breach or has breached any of the representations set forth herein, the Company shall have the right to terminate Executive’s employment for Cause.

23. Section 409A. If any payments of compensation or benefits (including Options and Restricted Stock) due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such payments, delivery of Options or Restricted Stock or other benefits shall be deferred if deferral will make such payment, delivery of Options or Restricted Stock or other benefits compliant with Section 409A of the Code; otherwise, such payment, delivery of Options or Restricted Stock or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company and reasonably acceptable to Executive, that does not cause such an accelerated or additional tax.

24. Joint Drafting. The Company and Executive acknowledge and agree that this Agreement was jointly drafted by the Company on the one side and by Executive on the other side. Neither party, nor any part’s counsel, shall be deemed the drafter of this Agreement in any proceeding that may hereafter arise between them.

25. Severability. No provision of this Agreement shall be construed as prohibited by law or otherwise invalid or unenforceable if such provision is capable of being construed in any manner so as to make such provision valid or enforceable. If, at any time, provisions of this Agreement shall be determined to be invalid or unenforceable under any applicable law, this Agreement shall be considered divisible and severable, such that all impermissible provisions may be stricken from the Agreement and all permissible provisions will remain in full force and effect. A reviewing court or arbitrator(s) also shall have the authority to blue pencil this Agreement, amending the Agreement so as to be reasonable and enforceable. Executive and the Company agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

26. Review by Counsel. Executive represents and warrants that this Agreement is the result of full and otherwise fair faith bargaining over its terms following a full and otherwise fair opportunity to have legal counsel for Executive review this Agreement and to verify that the terms and provisions of this Agreement are reasonable and enforceable. Executive acknowledges that he has read and understands the foregoing provisions and that such provisions are reasonable and enforceable. This Agreement has been jointly drafted by both parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

MAX USA HOLDINGS LTD.

By:	/s/ Peter Minton
	Name:	Peter Minton
	Title:	VP

Stephen Vaccaro
Executive

Only with respect to the specific obligations of the Parent set forth herein.

MAX RE CAPITAL LTD.

By:	/s/ Peter Minton
	Name:	Peter Minton
	Title:	EVP

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

MAX USA HOLDINGS LTD.

By:
Name:
Title:

/s/ Stephen Vaccaro
Stephen Vaccaro
Executive

Only with respect to the specific obligations of the Parent set forth herein.

MAX RE CAPITAL LTD.

By:
Name:
Title:

EXHIBIT A

GENERAL RELEASE

1. Termination of Employment.                      (“Executive”) and Max USA Holdings Ltd. (the “Company”) acknowledge that Executive’s last day of employment with the Company is                          (the “Termination Date”).

2. Full Release. In consideration of the amounts set forth in the Employment Agreement by and between the Company and Executive, dated as of December     , 2006 (the “Employment Agreement”), and as a precondition for receiving same, Executive, for himself, his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges Company, its officers, directors, employees, agents, insurers, subsidiaries, parents, affiliates, successors and assigns (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Company Entities”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed by Releasors, which the Releasors have or may have that arise out of, concern, or relate in any way to any acts or omissions done or occurring prior to and including the date of this Agreement, against the Company Entities arising out of or in any way related to Executive’s employment or termination of his employment; provided, however, that this shall not be a release with respect to any amounts and benefits owed to Executive pursuant to the Employment Agreement upon termination of employment, Executive’s equity grants in the Company, Executive’s rights under any employee benefit plans of the Company, or Executive’s right to indemnification as provided in Paragraph 11 of the Employment Agreement.

3. Waiver of Rights Under Statutes. Executive understands that this Agreement waives all claims and rights Executive may have under any statutes, if applicable, including without limitation, claims arising under the United States and Virginia Constitutions; the Virginia Labor Code, the Fair Labor Standards Act (29 U.S.C. §§ 201, et seq.); the Equal Pay Act (29 U.S.C. §206(a) and interpretive regulations); Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. §§ 2000e, et seq.); the Age Discrimination in Employment Act, including the Older Worker Benefits Protection Act (29 U.S.C. §§ 623, et seq.) (“the ADEA”); the Americans With Disabilities Act (42 U.S.C. §§ 12101, et seq.); the Family and Medical Leave Act (29 U.S.C. §§ 2601, et seq.); the Employee Retirement and Income Security Act (29 U.S.C. §§ 1001, et seq.); the Uniformed Services Employment and Reemployment Rights Act (“USERRA”) (38 U.S.C. §§ 4301-4333); the Immigration Reform and Control Act of 1986 (8 U.S.C. §§ 1101, et seq.); the Virginia Wage Payment Act (Va. Code Ann. §§ 40.1-29, et seq.); the Virginians with Disabilities Act (Va. Code Ann. §§51.5-1 to 51.5-59); the Virginia Human Rights Act (Va. Code Ann. §§ 2.2-3900 to 2.2-3902); the Worker Adjustment and Retraining Notification Act (29 U.S.C. §§ 2101, et seq.); the Rehabilitation Act of 1973; the Bermuda Employment Act 2000; the Bermuda Human Rights Act 1981; all claims arising under the Sarbanes-Oxley Act of 2002 (Public Law 107-204), including whistleblowing claims under 18 U.S.C. §§ 1513(e) and 1514A; claims for retaliation, wrongful termination, sexual harassment, and discrimination; claims for breach of express or implied contract, including breach of the covenant of good faith and fair dealing; claims for commissions, deferred compensation,

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bonuses, accrued leave, and any other compensation; claims related to stock options or restricted stock; claims related to any tangible or intangible property that remains with the Company; and any and all claims arising under any other federal laws, or the laws of any state or locality, including but not limited to all statutes, regulations, and ordinances; as well as any and all common law legal and equitable claims.

4. Non-Assignment/Covenant Not to Sue/Remedies.

(a) Executive represents and warrants that he has not assigned or subrogated any of his rights, claims, and/or causes of action, including any claims referenced in this Agreement, or authorized any other person or entity to assert such claim or claims on his behalf, and he agrees to indemnify and hold harmless the Company against any assignment of said rights, claims, and/or causes of action.

(b) To the maximum extent permitted by law, Executive agrees not to file a lawsuit of any kind with any court or arbitrator against the Company or any Company Entities asserting any claims that are released in this Agreement. Executive represents and agrees that, prior to signing this Agreement, he has not filed or pursued any complaints, charges, or lawsuits of any kind with any court, governmental or administrative agency, or arbitrator against the Company Entities, asserting any claims whatsoever. Nothing in this Agreement shall be read to bar suit with respect to prospective claims that may arise against the Company based on acts or omissions occurring after the date of this Agreement.

(c) If Executive should breach any of his obligations under this Agreement or the terms of Paragraph 9 of the Employment Agreement, in addition to obtaining injunctive relief in accordance with the terms of the Employment Agreement, the Company shall have no further obligation to make the payments and benefits described in this Agreement or the Employment Agreement, and Executive shall return all amounts paid or provided to him thereunder, if such amounts were paid or provided, directly or indirectly, on account of Executive’s termination of employment.

5. Waiver of Rights Under the Age Discrimination Act. Executive understands that this Agreement, and the releases contained herein, waive all of his claims and rights under the Age Discrimination in Employment Act, including the Older Worker Benefits Protection Act (29 U.S.C. § 623, et seq. (the “ADEA”). Executive shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider its terms and conditions. If Executive does not sign and return this Agreement within twenty-one (21) days, the Company’s offer to enter into this Agreement shall be withdrawn and the Agreement shall be null and void. This Agreement shall not become effective until the eighth (8th) day following Executive’s signing of the Agreement. Executive may revoke this Agreement by delivering written notice of revocation before the end of the seventh (7th) day following his signing of this Agreement (the “Revocation Period”) to the General Counsel of Max Re Capital Ltd. at the following address, via hand delivery, overnight courier, or facsimile:

General Counsel

Max Re Capital Ltd.

Max Re House

2

2 Front Street

Hamilton HM 11

Bermuda

Telephone: 441.232.6425

Facsimile: 441.296.8811

If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day thereafter. In the event that Executive revokes this Agreement prior to the eighth (8th) day after signing it, this Agreement and the promises contained herein and in the Employment Agreement (including, but not limited to the obligation of the Company to provide the severance payments, benefits, and other things of value set forth in the Employment Agreement) shall automatically be null and void.

6. Informed and Voluntary Signature. No promise or inducement has been made other than those set forth in this Agreement. This Agreement is executed by Executive without reliance on any representation by Company or any of its agents. Executive hereby acknowledges that he has read and understands this Agreement and that he affixes his signature hereto voluntarily and of his own free will.

7. Miscellaneous.

(a) This Agreement shall be governed in all respects by the laws of the State of Virginia without regard to the principles of conflict of law.

(b) This Agreement shall be deemed severable to the maximum extent permitted by law. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal, or unenforceable, the impermissible provision(s) shall be stricken and all permissible provisions shall remain in full force and effect to the maximum extent permitted by law. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

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(e) This Agreement and the Employment Agreement represent the entire agreement between the parties with respect to the subject matter hereto and may not be amended except in a writing signed by the Company and Executive. If any dispute should arise under this Agreement, it shall be settled in accordance with the terms of the Employment Agreement.

(f) This Agreement shall be binding on the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of the Company, and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company Entities and the Releasors.

IN WITNESS THEREOF, Executive and Company have executed this Agreement on this          day of             ,             .

By:
Name:
Title:

Executive

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